Exhibit 10.1

CITIZENS BANK OF CONNECTICUT
63 Eugene O’Neill Drive
New London, Connecticut 06103

May 1, 2002

David C. Benoit
Vice President-Finance and Treasurer
Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

Re:       Modification of Revolving Credit Facility

Dear Mr. Benoit:

         We are pleased to confirm the willingness of Citizens Bank of Connecticut (the “Bank”) to amend and restate the terms and conditions of the existing demand revolving credit facility (the “Facility”) provided to Connecticut Water Service, Inc. (the “Company”). The Facility will be available to the Company for general corporate and working capital purposes and will be made pursuant and subject to the following terms, conditions and limitations (collectively, the “Letter Agreement”):

1.	Amount.

The aggregate principal amount of loans and advances (“Advances”) outstanding under the Facility shall not exceed (a) $9,000,000 at any time during the period commencing on the effective date of this Letter Agreement and terminating on May 31, 2003 and (b) $6,000,000 at any time thereafter.

2.	Term.

This Facility shall terminate and shall be repayable upon DEMAND by the Bank at any time and for any reason in the Bank’s sole and absolute discretion, even if the Company is in compliance with the terms, covenants, conditions, representations and warranties contained herein, and in any event, shall expire and terminate on May 31, 2004 (the “Maturity Date”), unless renewed by the Bank.

3.	Promissory Note.

The Facility shall be evidenced by a promissory note in the original principal amount of $9,000,000 made by the Company to the order of the Bank and payable on demand (the

Exhibit 10.1

“Note”), in substitution for, but not a novation of, a certain $6,000,000 Demand Promissory Note executed by the Company to the order of the Bank dated January 3, 2001. The Note shall be in substantially the form of Exhibit A attached hereto. The Bank shall record the date and amount of each advance in a loan account maintained by the Bank for the Facility and the Bank’s records with respect to such loan account shall, absent manifest error, be conclusive and binding.

4.	Utilization.

The Company may utilize the Facility in whole or in part in the form of: a) advances bearing interest at the Prime Rate (as hereinafter defined) payable on demand; b) advances bearing interest at the Fixed Rate (as hereinafter defined) with mutually agreed upon maturities up to ninety (90) days, repayable, unless demand is sooner made, at maturity; or b) short term advances bearing interest at a rate determined by reference to the Libor Rate (as hereinafter defined) with mutually agreed upon maturities up to ninety (90) days, repayable, unless demand is sooner made, at maturity. Advances of whatever type may be used to support the Company’s working capital needs, dividend reinvestment purchases and interim capital expenditure funding. Advances under the Facility shall be available in the sole and absolute discretion of the Bank and shall be in amounts, which are at least $100,000. The Company may request a quotation from the Bank for a Libor Rate advance on any business day by the submission of any such request no later than 12:00 noon (Hartford, Connecticut time) on the day which is two (2) Business Days (as defined in Section 9) prior to the date of the requested Advance. Advances (including Libor Rate advance quotations which the Company desires to accept) shall be requested on any Business Day no later than 1:30 p.m. (Hartford, Connecticut time) (requests being received after such time shall, at the option of the Bank, be deemed to be received on the next business day) and confirmed immediately thereafter by the delivery by the Company to the Bank of a written confirmation in the form of Exhibit B attached hereto.

5.	Interest.

Advances shall bear interest, at the option of the Bank, at either:

a)	a fluctuating rate equal to the Bank’s Prime Rate in effect from time to time (“Prime Rate Advances”); or

b)	a rate equal to the Fixed Rate for maturities of up to 90 days (“Fixed Rate Advances”); or

c)	a rate equal to the Libor Rate for maturities of 30, 60 or 90 days plus 375 basis points (“Libor Advances”).

Definitions:

a)	“Prime Rate” shall mean the annual rate of interest announced from time to time by the Bank at its head office as its “prime rate”.

b)	“Fixed Rate” shall mean, as of any date as of which the amount thereof shall be determined and with respect to each Interest Period, a fixed per annum rate of interest equal to the U.S. Treasury Bill or Note rate as of such date for a period equal to the Interest Period.

c)	“Libor Rate” shall mean, with respect to each Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) determined pursuant to the following formula:

Libor Rate	=	Libor Base

(1.0- Libor Reserve Percentage)

d)	“Libor Base” shall mean the rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) that is the offered rate for U.S. dollar deposits that are approximately equal in principal amount to the amount of the requested Libor Advance which the British Bankers Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period.

e)	“London Banking Day” means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.

f)	“Libor Reserve Percentage” means, relative to any day of any Interest Period for a Libor Advance, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

g)	“Interest Period” shall mean (a) with respect to Libor Advances (A) initially, the period commencing on the date of the making of such Libor Advance and, unless demand is sooner made, ending on (but excluding) the day which numerically corresponds to such date 30, 60 or 90 days thereafter, (if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Company may select in its irrevocable notice to the Bank and (B)

thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Libor Advance and, unless demand is sooner made, ending 30, 60 or 90 days thereafter, as selected by the Company by irrevocable notice to the Bank not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto; (b) with respect to each Prime Rate Advance, the period commencing on the date of the making of such Prime Rate Advance and, unless demand is sooner made, ending on the Maturity Date; and (c) with respect to each Fixed Rate Advance, the period commencing on the date of making of such Fixed Rate Advance and, unless demand is sooner made, ending ninety (90) days thereafter;

provided, however, that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Libor Advances, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period applicable to a Libor Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii) notwithstanding clause (ii) above, no Interest Period applicable to a Libor Advance shall have a duration of less than thirty (30) days and if any Interest Period applicable to such Libor Advance would be for a shorter Interest Period, such Interest Period shall not be available hereunder;

(iv) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date;

(v) Interest Periods commencing on the same day for the Libor Advances, which comprise part of the same advance under this Letter Agreement shall be of the same duration;

(vi) Interest Periods for Libor Advances in connection with which the Company has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods pursuant to the applicable Hedging Contracts; and

(vii) notwithstanding any provision of this Letter Agreement to the contrary, the Company shall not be permitted to select Interest Periods to be in effect at any one time, which have expiration dates occurring on more than three (3) different dates applicable to Libor Advances outstanding at any one time.

h)	“Business Day” shall mean any day that is neither a Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Hartford, Connecticut, and, in the case of any Libor Advance,

(i) when such term is used to describe a day on which a borrowing, payment, prepaying or repaying is to be made in respect of any Libor Advance, any day which is: (i) neither a Saturday or Sunday nor legal holiday on which commercial banks are authorized or required to be closed in New York, New York and (ii) a London Banking Day; and

(ii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any Libor Loan, any day which is a London Banking Day.

i)	Hedging Obligations shall mean, with respect to the Company, all liabilities of the Company to Bank under Hedging Contracts.

j)	Hedging Contracts shall mean, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Company and the Bank and designed to protect the Company against fluctuations in interest rates or currency exchange rates.

6.	Payments.

The principal amount of each Advance shall be due and payable upon the earlier of DEMAND by the Bank, the Maturity Date (or any renewal thereof) or, in the case of Libor Advances or Fixed Rate Advances, on the maturity date thereof. Prime Rate Advances may be prepaid in whole or in part at any time without premium or penalty. Libor Advances and Fixed Rate Advances may not be prepaid in whole or in part without the prior written consent of the Bank and the payment of any amounts required under Section 11 hereof. Furthermore, for Libor Advances in connection with which the Company has or may incur Hedging Obligations, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Contracts.

Upon the maturity thereof, Libor Advances may be continued as Libor Advances or converted to Prime Rate Advances at the option of Company. Any Libor Advance with respect to which the Company fails to elect an interest rate option upon the maturity thereof shall be converted to a Prime Rate Advance. In the event that (i) on any date on which the Libor Rate would otherwise be set, Bank shall have determined in good faith (which determination, upon notice thereof to the Company, shall be final, conclusive and binding on the Company) that adequate and fair means do not exist for ascertaining the Libor Base, or (ii) at any time Bank shall have determined in good faith (which determination shall be final and conclusive) that (A) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Bank to make, continue or maintain any Libor Advance as, or to convert any loan into, a Libor Advance of a certain duration; (B) U.S. dollar deposits in the relevant amount and for the relevant Interest Period are not available to Bank in the London interbank market; (C) by reason of circumstances affecting Bank in the London interbank market, adequate means do not exist for ascertaining the Libor Base applicable hereunder to Libor Advances of any duration; or (D) Libor Base no longer adequately reflects Bank’s cost of funding loans; and (iii) at any time the Company defaults in the fulfillment of its obligations under this Letter Agreement; then, and in any such event, Bank shall forthwith so notify the Company thereof and Bank’s obligation, if any, to make or continue Libor Advances shall be suspended, and such Advance shall be made or continued as a Prime Rate Advance.

In the absence of demand, interest on Prime Rate Advances shall be payable monthly in arrears on the first day of each month and when any such advance is due (whether by reason of demand, prepayment or otherwise). Interest on Libor Advances and Fixed Rate Advances shall be payable in arrears on the last day of the interest period applicable thereto and when any such Advance is due (whether by reason of demand, prepayment or otherwise). Interest shall be calculated on the basis of a 360 day year. If the Company for any reason fails to borrow any Libor Advance requested under Section 5, the Company will be required to pay any costs, losses or liabilities (including lost profits) incurred by the Bank as a result thereof, including any losses incurred in obtaining, liquidating or employing deposits with reference to which the rate of interest for such loan was determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank’s calculation thereof, which statement shall be deemed true and correct absent manifest error. All payments to be made hereunder shall be made without set-off or counterclaim and free from, clear of and without deduction of any taxes or any other charges.

7.	Collateral.

The Facility shall be unsecured.

8.	Facility Fee.

In consideration of the Bank’s agreement to make the Facility available to the Company, the Company shall pay a per annum facility fee in an amount equal to .25% of the full amount of the Facility (the “Facility Fee”). The Facility Fee shall be payable quarterly in arrears.

9.	Conditions Precedent.

Conditions to be fulfilled to the Bank’s satisfaction prior to the utilization of the Facility include delivery of the following:

a)	a counterpart of this letter is duly executed by the Company and delivered to the Bank;

b)	the Note in form and substance satisfactory to the Bank is duly executed by the Company and delivered to the Bank;

c)	certified copies of the resolutions of the Company’s Board of Directors authorizing the acceptance of this Facility on the terms and conditions of this letter and designating those persons authorized to sign on behalf of the Company are delivered to the Bank, if any of the foregoing shall have been amended and modified since January 3, 2001;

d)	certified copies of the Company’s Certificate of Incorporation and Bylaws (or equivalent) are delivered to the Bank, if any of the foregoing shall have been amended or modified since January 3, 2001; and

e)	a certificate of the corporate secretary of the Company designating those persons authorized to act on behalf of the Company with respect to the Facility together with specimens of their signatures are delivered to the Bank, if any of the foregoing shall have been amended or modified since January 3, 2001.

In addition, the Company shall maintain a depository account with the Bank for purposes of administering the Facility.

10.	Financial Reporting.

As soon as available, but in no event later than March 31 in each year, the Company shall provide the Bank with copies of the Company’s audited financial statements for the Company’s most recently ended fiscal year. In addition, the Company agrees to provide the Bank with copies of any and all reports issued by the Company to its shareholders, including Form 10-Q and Form 10-K, and such additional information as the Bank may from time to time request.

11.	Costs.

a) The Company shall pay or reimburse the Bank, on demand, for all expenses (including, without limitation, reasonable independent counsel fees and expenses as well as internally allocated costs and expenses of the Bank’s in-house counsel) incurred or paid by Bank in connection with: (i) the enforcement by the Bank of the Bank’s rights as against the Company in respect of the Facility, including, but not limited to, any action to enforce the Note, and (ii) in the defense of any action against the Bank with respect to the Bank’s rights or liabilities in respect to the Company’s obligations.

b) The Company shall indemnify the Bank on demand for any loss or damage incurred or to be incurred by the Bank as a consequence or payment of any amount otherwise than on the due date thereof or as a result of the payment of any amount in respect of a Libor Advance otherwise than on the maturity date for that advance, including any losses incurred in obtaining, liquidating or employing deposits with reference to which the rate of interest for such loan was determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank’s calculation thereof, which statement shall be deemed true and correct absent manifest error.

c) The Company acknowledges that prepayment or acceleration of a Libor Advance during an Interest Period shall result in Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of Libor Advances shall be accompanied by, and the Company hereby promises to pay, on each date a Libor Advance is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“Libor Advance Prepayment Fee”) determined by Bank pursuant to the following formula:

(i)	the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

(ii)	the Libor Rate applicable to the Libor Advance being prepaid.

If the result of this calculation is zero or a negative number, then there shall be no Libor Advance Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(iii)	the amount of the Libor Loan being prepaid.

The resulting amount shall be divided by:

(iv)	360

and multiplied by:

(v)	the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the Libor Loan being prepaid.

d)	If the Company for any reason makes any payment of principal with respect to any Fixed Rate Advance on any day other than the last day of an Interest Period applicable to such Advance, or if any Fixed Rate Advance is accelerated pursuant to the terms hereof, the Company shall pay a prepayment penalty calculated according to the following formula:

The latest published rate preceding the date of prepayment for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release with a maturity date closest to the last date of the then applicable Interest Period as to which the prepayment is made shall be subtracted from the interest rate in effect at the time of prepayment with respect to the indebtedness being paid. If the result is zero or a negative number, there shall be no prepayment premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount will be divided by 360 and multiplied by the number of days remaining in the then applicable Interest Period. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury Note or Bill rate as of the date of prepayment as the discount rate. The resulting amount shall be the prepayment premium due to Bank upon prepayment.

12.	Law.

The respective rights and obligations of the Company and the Bank hereunder shall be governed by the construed in accordance with the laws of the State of Connecticut. The Company hereby consents to the jurisdiction of any court sitting in the State of Connecticut for the purposes of resolution of any dispute which may arise hereunder or under the Note and for enforcement of the Bank’s rights and remedies hereunder or under the Note, and further waives to the fullest extent permitted by law any right to assert that said courts do not constitute a convenient forum for such resolution or enforcement.

13.	Representations, Warranties and Covenants.

The Company hereby represents and warrants to the Bank that (i) the execution and delivery by the Company of this letter and the Note and the performance of its agreements and obligations hereunder and thereunder are within the Company’s power and authority and have been authorized by all necessary corporate proceedings and will not violate any provision of the Company’s certificate of incorporation or bylaws or any material agreement or contractual obligations binding upon the Company; (ii) the Facility, this letter, and the Note, when executed and delivered, are the valid, legal and binding obligations of the Company and do not require the consent or approval of any governmental authority or agency; and (iii) there is no litigation, proceeding or investigation pending, or to the knowledge of the Company, threatened, against the Company except as previously disclosed to the Bank.

The Company shall substantially comply with all Environmental Laws (as hereinafter defined) and establish and maintain policies and procedures to ensure and monitor continued compliance with all Environmental Laws. The Company shall promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or release of any hazardous materials on, under or about its business premises. If the Company undertakes any remedial action with respect to any hazardous materials on, under or about its business premises, the Company shall conduct and complete such remedial action in compliance with the policies, orders and directives of any governmental authority except when and only to the extent that the Company’s liability for such presence, storage, use, disposal, transportation or discharge of any hazardous material is being contested in good faith by the Company. “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Federal, state or local governmental body, instrumentality or agency pertaining to the environment, including without limitation, the Clean Water Act, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), and as may be further amended (all together herein called “CERCLA”), the Federal Water Pollution Control Amendments, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and any comparable or similar environmental laws of the State of Connecticut and any other state in which the Company maintains business premises. Likewise, the terms “hazardous substance,” “release,” and “threatened release” herein referenced in connection with Environmental Laws shall have the meanings specified in CERCLA and the terms “solid waste” and “dispose” (or “disposed”) shall have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that, to the extent the laws of any state which establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

14.	Counterparts. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

15.	Entire Agreement. This letter supersedes and replaces in its entirety all prior agreements or understandings, whether oral or written, between the Bank and the Company relating to the Facility.

         Please confirm the Company’s acceptance of the terms and conditions of the Facility by signing and returning to us the enclosed copy of this letter, the Note, and the other items required to be delivered by the Company under Section 9 hereof.

CITIZENS BANK OF CONNECTICUT

By:

Name:

Title:

[Intentionally Left Blank – Company Signature Page Follows]

Exhibit 10.1

[Company Signature Page to Letter Agreement Regarding Modification of Revolving Credit Facility]

         The Company hereby agrees to and accepts the terms and conditions contained in the foregoing letter and confirms that the Bank, shall be entitled but shall not be obliged, to rely upon and act in accordance with any communication (whether a request for an Advance under this Facility or any other notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or telex or telefax transmission on the Company’s behalf by any person notified to the Bank by the Company as being authorized to give such communication without inquiry by the Bank to make such communication. The Company hereby indemnifies the Bank and agrees to hold it harmless against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result thereof or in connection therewith.

         The persons authorized to give communication on the Company’s behalf are the persons named on the certificate of incumbency delivered to the Bank pursuant to Section 9(e).

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

Name: David C. Benoit

Title: CFO

Exhibit 10.1

DEMAND PROMISSORY NOTE

May 1, 2002

$9,000,000.00	, Connecticut

         ON DEMAND, FOR VALUE RECEIVED, the undersigned CONNECTICUT WATER SERVICE, INC. (“Maker”) hereby unconditionally promises to pay to CITIZENS BANK OF CONNECTICUT, a Connecticut stock savings bank (the “Payee” or “Bank”), or any subsequent assignee or holder (Payee and any subsequent assignee or holder being sometimes referred to as “Holder”) at the head office of the Bank located at 63 Eugene O’Neill Drive, New London, Connecticut 06320, the principal amount of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00) or such lesser amount as may have been loaned, advanced or readvanced to Maker by Bank under the terms of that certain letter agreement of even date herewith, by and between Maker and the Bank (as amended and in effect from time to time, the “Letter Agreement”), together with interest thereon as provided herein and all other sums due from Maker to Bank under the Letter Agreement and this Note.

         The unpaid principal amount of this Note shall be paid at the times and in the manner set forth in Section 6 of the Letter Agreement, but if not sooner paid or demanded, the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon, shall be due and payable on May 31, 2004, unless such date shall be extended pursuant to Section 2 of the Letter Agreement.

         Interest on the unpaid principal amount of this Note shall be payable at the rates set forth in Section 5 of the Letter Agreement and at the times and in the manner specified in Section 6 of the Letter Agreement.

         This Note is the promissory note referred to in Section 3 of the Letter Agreement, the terms and conditions of which are hereby incorporated by this reference, and is in substitution for, but not a novation of, and continues to evidence amounts outstanding under, that certain $6,000,000 demand promissory note dated January 3, 2001. Capitalized terms used herein without definition shall have the meanings set forth in the Letter Agreement.

         Overdue payments of principal (whether at stated maturity, by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest at the Prime Rate plus four percentage points (4.0%).

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         If a payment of principal or interest is not made within ten (10) days of its due date, the undersigned will also pay on demand a late payment charge equal to, the greater of $35.00 or five percent (5%) of the amount of such payment.

         No reference to the Letter Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Maker of this Note to pay the principal of and interest on this Note as herein provided.

         All sums paid under this Note shall be applied first to all fees, costs and expenses incurred by Bank under the Letter Agreement and this Note, then to any late charges payable by Maker, then to any accrued and unpaid interest, with the balance, if any, to be applied to unpaid principal.

         Until notified in writing of the transfer of this Note, Maker shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Maker as the holder of this Note, as the owner and holder of this Note. Holder agrees that before disposing of this Note, or any part hereof, it will make a notation on Schedule A attached hereto and incorporated herein by reference evidencing (i) the date and amount of each advance to be evidenced by this Note and (ii) the date and amount of each principal payment made with respect thereto; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Maker under this Note.

         The Letter Agreement and this Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Connecticut.

         Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note:

                  (a) waive demand, presentment, protest, notice of protest, notice of dishonor, diligence in collection, notice of nonpayment and all notices of a like nature; and

                  (b) consent to (i) the release, surrender, exchange or substitution of all or any part of the security for the indebtedness evidenced by this Note, or the taking of any additional security; (ii) the release of any or all other persons from liability, whether primary or contingent, for the indebtedness evidenced by this Note or for any related obligations; and (iii) the granting of any other indulgences to any such person.

                  (c) consent to (i) all renewals, extensions or modifications of this Note or the Agreement (including any affecting the time of payment), and (ii) all advances under this Note or the Letter Agreement.

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Any such renewal, extension, modification, advance, release, surrender, exchange, substitution, taking or indulgence may take place without notice to any such person, and, whether or not any such notice is given, shall not impair the liability of any such person.

         Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note, hereby give Holder a lien and right of setoff for all of their respective liabilities in respect of such indebtedness upon and against all of their respective deposits, credits and property, now or hereafter in the possession or control of Holder or in transit to Holder.

         If this Note is now, or hereafter shall be, signed by more than one Person, it shall be the joint and several obligation of all such persons (including, without limitation, all makers, endorsers, guarantors and sureties, if any) and shall be binding on all such Persons and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Note and all covenants, agreements and provisions set forth in this Note shall inure to the benefit of Holder and its successors and assigns, including any lender(s) with which Holder may participate in the making of any loans or advances evidenced by this Note.

         As used in this Note, words of any gender shall be deemed to apply equally to any other gender, the plural shall include the singular and the singular shall include the plural (as the context shall require), and the word “person” shall refer to individuals, entities, authorities and other natural and juridical persons of every type.

         MAKER AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THIS NOTE, AND EACH OTHER PERSON WHO IS OR WHO SHALL BECOME LIABLE FOR ALL OR ANY PART OF THIS NOTE, HEREBY ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION AND WAIVE THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE.

         MAKER AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THIS NOTE, AND EACH OTHER PERSON WHO IS OR WHO SHALL BECOME LIABLE FOR ALL OR ANY PART OF THIS NOTE, HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION, OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTION OF WHICH THIS NOTE IS A PART AND/OR IN THE ENFORCEMENT BY BANK OF ANY OF ITS RIGHTS AND REMEDIES HEREUNDER OR UNDER APPLICABLE LAW. MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER BY ITS ATTORNEY.

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         MAKER AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THIS NOTE, AND EACH OTHER PERSON WHO IS OR WHO SHALL BECOME LIABLE FOR ALL OR ANY PART OF THIS NOTE HEREBY ACKNOWLEDGE THAT THIS NOTE IS A DEMAND INSTRUMENT AND THAT THE INDEBTEDNESS EVIDENCED HEREBY IS DUE AND PAYABLE UPON DEMAND BY THE HOLDER AT ANY TIME AND FOR ANY REASON IN THE HOLDER’S SOLE AND ABSOLUTE DISCRETION.

         IN WITNESS WHEREOF, Maker has executed this Note as of the date first set forth above.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

David C. Benoit, CFO

SCHEDULE A
TO REVOLVING CREDIT NOTE

DATE	AMOUNT	FIXED RATE	PRIME RATE	LIBOR RATE	DATE PAID	NOTATION MADE BY

EXHIBIT B

FORM OF CONFIRMATION OF ADVANCE

Citizens Bank of Connecticut
63 Eugene O’Neill Drive
New London, CT 06320

         Re: $9,000,000 Revolving Credit Facility

Ladies and Gentlemen:

         Pursuant to Section 5 of that certain Letter Agreement dated May        , 2002 by and between Citizens Bank of Connecticut and Connecticut Water Service, Inc., the undersigned hereby confirms its request made on                              , 20      for an advance in the amount of                    AND      /100 DOLLARS ($                ) on                             , 20     .

         The advance shall be a Prime Rate Advance [Fixed Rate Advance; a Libor Advance].

         The maturity date of the advance, in the case of Libor Advance or Fixed Rate Advance, shall be                          , 20     .

CONNECTICUT WATER SERVICE, INC.

By:

Name:

Title:

Date